Exhibit 99.1

Accenture Reports Third-Quarter Fiscal 2010 Results,

With Growth in Revenues, EPS and Operating Margin

— Revenues increase 8% in U.S. dollars and 4% in local currency, to $5.57 billion; EPS up $0.05, to $0.73 —

— Operating income increases 10%, to $804 million, with operating margin of 14.4% —

— Company achieves bookings of $6.43 billion, with consulting bookings of $3.18 billion and outsourcing bookings of $3.25 billion —

NEW YORK; June 24, 2010 — Accenture (NYSE: ACN) reported financial results for the third quarter of fiscal 2010, ended May 31, 2010, with net revenues of $5.57 billion, an increase of 8 percent in U.S. dollars and 4 percent in local currency over the same period last year and within the company’s guided range. Diluted earnings per share were $0.73, an increase of $0.05 over the same period last year.

Operating income was $804 million, an increase of 10 percent over the same period last year, and operating margin increased 20 basis points, to 14.4 percent.

New bookings for the quarter were $6.43 billion, with consulting bookings of $3.18 billion and outsourcing bookings of $3.25 billion, bringing total year-to-date new bookings to $18.5 billion.

William D. Green, Accenture’s chairman & CEO, said, “We are delighted with our revenue growth, our momentum and our results in the third quarter, with growth led by strong performances from our Products and Financial Services operating groups. The disciplined management of our business also enabled us to grow operating margin and EPS and continue generating significant free cash flow.

“While recovery in the economic environment remains uneven, we continue to see increasing demand for our services, demonstrated by bookings of more than $6.4 billion in the quarter. We’re particularly pleased that year-to-date bookings in Financial Services are at a record level. We are also starting to see the positive impact of our growth strategy, with solid performance in our core business and momentum in many new business areas as well as new markets. As always, we remain focused on delivering increasing value to our clients and our shareholders.”

Financial Review

Revenues before reimbursements (“net revenues”) for the third quarter of fiscal 2010 were $5.57 billion, compared with $5.15 billion in the third quarter of fiscal 2009, an increase of 8 percent in U.S. dollars and 4 percent in local currency. Net revenues for the third quarter of fiscal 2010 were within the company’s guided range and reflect a foreign-exchange impact that rounds to positive 5 percent.

¡	Consulting net revenues for the quarter were $3.22 billion, an increase of 9 percent in U.S. dollars and 4 percent in local currency over the third quarter of fiscal 2009.

¡	Outsourcing net revenues were $2.35 billion, an increase of 7 percent in U.S. dollars and 3 percent in local currency over the third quarter of fiscal 2009.

Diluted EPS for the third quarter of fiscal 2010 were $0.73, an increase of $0.05 over the third quarter of fiscal 2009, broken down as:

¡	a $0.03 increase from higher revenue and operating results in local currency;
¡	a $0.02 increase from a lower share count; and
¡	a $0.03 increase from favorable foreign-exchange rates compared with the third quarter of fiscal 2009;

offset by:

¡	a $0.01 decrease from lower non-operating income; and
¡	a $0.02 decrease from a higher effective tax rate compared with the third quarter of fiscal 2009.

Operating income for the third quarter was $804 million, or 14.4 percent of net revenues, compared with $732 million, or 14.2 percent of net revenues, for the third quarter of fiscal 2009.

Gross margin (gross profit as a percentage of net revenues) for the third quarter was 34.7 percent, compared with 32.5 percent for the third quarter last year. Selling, general and administrative (SG&A) expenses for the third quarter were $1.12 billion, or 20.2 percent of net revenues, compared with $935 million, or 18.2 percent of net revenues, for the third quarter last year. The change in gross margin and in SG&A as a percentage of net revenues compared with the third quarter last year was primarily due to the implementation of the company’s sales-effectiveness model, which the company described after its first quarter this year. This had no overall impact on reported operating expenses or operating margin.

The company’s effective tax rate for the third quarter was 29.8 percent, compared with 28.2 percent for the third quarter last year. The lower tax rate in the third quarter last year was primarily a result of higher benefits related to final determinations of prior-year tax liabilities recorded in that quarter.

Net income (previously “Net income before noncontrolling interests” and “Income before minority interest”) for the third quarter was $564 million, compared with $537 million for the same period of fiscal 2009.

Operating cash flow for the third quarter was $961 million, and property and equipment additions were $58 million. Free cash flow, defined as operating cash flow net of property and equipment additions, was $903 million. For the same period last year, operating cash flow was $1,015 million; property and equipment additions were $44 million; and free cash flow was $971 million.

Days services outstanding, or DSOs, were 28 at May 31, 2010, flat compared with Aug. 31, 2009.

Accenture’s total cash balance at May 31, 2010 was $4.31 billion, compared with $4.54 billion at Aug. 31, 2009.

Utilization for the third quarter of fiscal 2010 was 88 percent, compared with 88 percent for the second quarter of fiscal 2010 and 83 percent for the third quarter of fiscal 2009. Attrition for the third quarter of fiscal 2010 was 17 percent, compared with 15 percent for the second quarter of fiscal 2010 and 8 percent for the third quarter of fiscal 2009.

New Bookings

New bookings for the third quarter were $6.43 billion and reflect a positive 5 percent foreign-currency impact when compared to new bookings in the third quarter last year.

¡	Consulting new bookings were $3.18 billion, or 49 percent of total new bookings.

¡	Outsourcing new bookings were $3.25 billion, or 51 percent of total new bookings.

Net Revenues by Operating Group

Net revenues by operating group for the third quarter were as follows:

¡	Communications & High Tech: $1,178 million, compared with $1,156 million for the third quarter of fiscal 2009, an increase of 2 percent in U.S. dollars and a decrease of 3 percent in local currency.

¡	Financial Services: $1,150 million, compared with $1,027 million for the same period last year, an increase of 12 percent in U.S. dollars and 7 percent in local currency.

¡	Health & Public Service: $927 million, compared with $902 million* for the same period last year, an increase of 3 percent in U.S. dollars and flat in local currency.

¡	Products: $1,308 million, compared with $1,150 million* for the third quarter last year, an increase of 14 percent in U.S. dollars and 9 percent in local currency.

¡	Resources: $1,004 million, compared with $905 million for the same period of fiscal 2009, an increase of 11 percent in U.S. dollars and 5 percent in local currency.

*On Sept. 1, 2009, the Company formed the Health & Public Service operating group by combining various healthcare-related components of its Products operating group with its Public Service operating group. Prior-period amounts have been reclassified to conform to the current-period presentation.

Net Revenues by Geographic Region

Net revenues by geographic region for the third quarter were as follows:

¡

Americas: $2,513 million, compared with $2,265 million for the third quarter of fiscal 2009, an increase of 11 percent in U.S. dollars and 8 percent in local currency, driven largely by the company’s business in the United States.

¡	Europe, Middle East and Africa (EMEA): $2,433 million, compared with $2,342 million for the third quarter of fiscal 2009, an increase of 4 percent in U.S. dollars and flat in local currency.

¡	Asia Pacific: $625 million, compared with $539 million for the year-ago period, an increase of 16 percent in U.S. dollars and 3 percent in local currency.

Share Repurchase Activity

During the third quarter of fiscal 2010, Accenture repurchased or redeemed 10.6 million shares for a total of $447 million, including 5.2 million shares repurchased in the open market. Accenture’s total remaining share repurchase authority at May 31, 2010, was approximately $3.6 billion.

At May 31, 2010, Accenture had approximately 721 million total shares outstanding, including 636 million Accenture plc Class A ordinary shares and 85 million Accenture SCA Class I common shares and Accenture Canada Holding, Inc. exchangeable shares.

Dividend

On May 14, 2010, a semi-annual cash dividend of 37.5 cents per share was paid on Accenture plc Class A ordinary shares to shareholders of record at the close of business on April 16, 2010 and on Accenture SCA Class I common shares to shareholders of record at the close of business on April 13, 2010.

Business Outlook

Fourth Quarter Fiscal 2010

Accenture expects net revenues for the fourth quarter of fiscal 2010 to be in the range of $5.15 billion to $5.35 billion. This range assumes a foreign-exchange impact of negative 5 percent compared with the fourth quarter of fiscal 2009.

Full Fiscal Year 2010

The company’s business outlook for the full fiscal year now assumes a foreign-exchange impact of positive 2 percent compared with fiscal 2009. The annual business outlook provided in the company’s second-quarter earnings announcement in March assumed a foreign-exchange impact of positive 3 percent for the full fiscal year.

With $18.5 billion in bookings year-to-date, Accenture now expects new bookings for the full fiscal year to be toward the middle of its previously guided range of $23 billion to $26 billion.

Accenture continues to expect net revenue growth for the full fiscal year to be at the low end of its previously guided range of negative 3 percent to positive 1 percent in local currency.

The company now expects diluted EPS for the full fiscal year to be in the lower half of its previously guided range of $2.61 to $2.69. Accenture now expects operating margin for the full fiscal year to be 13.5 percent, a 10-basis-point increase from its previously guided range.

The company now expects operating cash flow to be in the range of $2.5 billion to $2.7 billion, property and equipment additions to be $240 million, and free cash flow to be in the range of $2.3 billion to $2.5 billion, an increase of $200 million over its previously guided range. The company now expects the annual tax rate to be in the range of 29 percent to 30 percent; its previously guided range was 30 percent to 32 percent.

Conference Call and Webcast Details

Accenture will host a conference call at 4:30 p.m. EDT today to discuss its third-quarter fiscal 2010 financial results. To participate, please dial +1 (800) 230-1059 +1 (612) 234-9959 outside the United States, Puerto Rico and Canada approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accenture Web site at www.accenture.com.

A replay of the conference call will be available online at www.accenture.com beginning at 7:00 p.m. EDT on Thursday, June 24, and continuing until Wednesday, Sept. 29, 2010. A podcast of the conference call will be available online at www.accenture.com beginning approximately 24 hours after the call and continuing until Wednesday, Sept. 29. The replay will also be available via telephone by dialing +1 (800) 475-6701 +1 (320) 365-3844 outside the United States, Puerto Rico and Canada and entering access code 158013 from 7:00 p.m. EDT Thursday, June 24 through Wednesday, Sept. 29.

About Accenture

Accenture is a global management consulting, technology services and outsourcing company, with more than 190,000 people serving clients in more than 120 countries. Combining unparalleled experience, comprehensive capabilities across all industries and business functions, and extensive research on the world’s most successful companies, Accenture collaborates with clients to help them become high-performance businesses and governments. The company generated net revenues of US$21.58 billion for the fiscal year ended Aug. 31, 2009. Its home page is www.accenture.com.

Non-GAAP Financial Information

This press release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to Accenture’s financial statements as prepared under generally accepted accounting principles (GAAP) are included in this press release. Financial results “in local currency” are calculated by restating current-period activity into U.S. dollars using the comparable prior-year period’s foreign-currency exchange rates. Accenture’s management believes providing investors with this information gives additional insights into

Accenture’s results of operations. While Accenture’s management believes that these non-GAAP financial measures are useful in evaluating Accenture’s operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

Forward-Looking Statements

Except for the historical information and discussions contained herein, statements in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied. These include, without limitation, risks that: our results of operations could be adversely affected by economic and political conditions and the effects of these conditions on our clients’ businesses and levels of business activity; our results of operations could be negatively affected if we cannot expand and develop our services and solutions in response to changes in technology and client demand; the consulting, systems integration and technology and outsourcing markets are highly competitive and we might not be able to compete effectively; our reported revenues and earnings could be lower if the U.S. dollar strengthens against other currencies, particularly the Euro and British pound; our work with government clients exposes us to additional risks in the government contracting environment; clients may not be satisfied with our services; our results of operations could be adversely affected if our clients terminate their contracts with us; our outsourcing services subject us to operational and financial risk; our results of operations may be adversely affected by the type and level of technology spending by our clients; the pricing environment continues to remain competitive, particularly in several markets within Europe, and our profitability may suffer if we are not able to maintain favorable pricing rates and utilization rates; our business could be negatively affected by legal liability that results from our providing solutions or services; our profitability may suffer if we cannot anticipate the cost and complexity of performing our work or if we are not able to control our costs; our global operations are subject to complex risks, some of which might be beyond our control; our business and financial results may be adversely affected if we are unable to keep our supply of skills and resources in balance with client demand, including if we are unable to hire sufficient employees with the skills and background where they are needed; liabilities could arise if our subcontractors or other third parties cannot deliver their project contributions on time or at all; legislative or regulatory action could materially and adversely affect us; we may be subject to criticism and negative publicity related to our incorporation in Ireland; we might be unable to achieve our business objectives if we are unable to manage the organizational challenges associated with our size; consolidation in the industries that we serve could adversely affect our business; our ability to attract and retain business may depend on our reputation in the marketplace; our share price could fluctuate due to numerous factors, including variability in revenues, operating results and profitability; as well as the risks, uncertainties and other factors discussed under the “Risk Factors” heading in our most recent annual report on Form 10-K and other documents filed with or furnished to the Securities and Exchange Commission. Statements in this news release speak only as of the date they were made, and Accenture undertakes no duty to update any forward-looking statements made in this news release or to conform such statements to actual results or changes in Accenture’s expectations.

###

Contact:

Roxanne Taylor

Accenture

+1 (917) 452-5106

roxanne.taylor@accenture.com

ACCENTURE PLC

CONSOLIDATED INCOME STATEMENTS

(In thousands of U.S. dollars, except share and per share amounts)

(Unaudited)

	Three Months Ended May 31,				Nine Months Ended May 31,
	2010	% of Net Revenues	2009	% of Net Revenues	2010	% of Net Revenues	2009	% of Net Revenues
REVENUES:
Revenues before reimbursements (“Net revenues”)	$5,571,017	100%	$5,145,093	100%	$16,129,987	100%	$16,430,914	100%
Reimbursements	404,478		392,255		1,131,018		1,234,605

Revenues	5,975,495		5,537,348		17,261,005		17,665,519

OPERATING EXPENSES:
Cost of services:
Cost of services before reimbursable expenses	3,639,367	65.3%	3,474,466	67.5%	10,724,052	66.5%	11,250,154	68.5%
Reimbursable expenses	404,478		392,255		1,131,018		1,234,605

Cost of services	4,043,845		3,866,721		11,855,070		12,484,759
Sales and marketing	714,487	12.8%	524,879	10.2%	1,959,733	12.1%	1,607,297	9.8%
General and administrative costs	410,057	7.4%	410,532	8.0%	1,235,513	7.7%	1,355,912	8.2%
Reorganization costs (benefits), net	3,276		3,176		9,478		(6,728)

Total operating expenses	5,171,665		4,805,308		15,059,794		15,441,240
OPERATING INCOME	803,830	14.4%	732,040	14.2%	2,201,211	13.6%	2,224,279	13.5%
(Loss) gain on investments, net	(3)		(157)		29		1,084
Interest income	7,401		8,649		21,375		42,000
Interest expense	(2,061)		(3,285)		(11,061)		(9,899)
Other (expense) income, net	(5,887)		10,524		(13,779)		(2,210)

INCOME BEFORE INCOME TAXES	803,280	14.4%	747,771	14.5%	2,197,775	13.6%	2,255,254	13.7%
Provision for income taxes	239,761		211,242		647,579		623,084

NET INCOME	563,519	10.1%	536,529	10.4%	1,550,196	9.6%	1,632,170	9.9%
Net income attributable to noncontrolling interests in Accenture SCA and Accenture Canada Holdings Inc.	(66,899)		(87,858)		(199,350)		(283,326)
Net income attributable to noncontrolling interests – other (1)	(6,023)		(4,702)		(15,672)		(13,573)

NET INCOME ATTRIBUTABLE TO ACCENTURE PLC	$490,597	8.8%	$443,969	8.6%	$1,335,174	8.3%	$1,335,271	8.1%

CALCULATION OF EARNINGS PER SHARE:
Net income attributable to Accenture plc	$490,597		$443,969		$1,335,174		$1,335,271
Net income attributable to noncontrolling interests in Accenture SCA and Accenture Canada Holdings Inc. (2)	66,899		87,858		199,350		283,326

Net income for diluted earnings per share calculation	$557,496		$531,827		$1,534,524		$1,618,597

EARNINGS PER SHARE:
- Basic	$0.76		$0.71		$2.10		$2.15
- Diluted	$0.73		$0.68		$2.00		$2.05

WEIGHTED AVERAGE SHARES:
- Basic	641,355,607		623,649,189		637,199,756		622,108,212
- Diluted (3)	766,597,090		784,047,232		768,992,565		788,801,388

CASH DIVIDENDS PER SHARE	$0.375		$—		$1.125		$0.50

(1)	Comprised primarily of noncontrolling interest attributable to the noncontrolling shareholders of Avanade, Inc.
(2)	Diluted earnings per share assumes the redemption of all Accenture SCA Class I common shares owned by holders of noncontrolling interests and the exchange of all Accenture Canada Holdings Inc. exchangeable shares for Accenture plc Class A ordinary shares on a one-for-one basis.
(3)	Diluted weighted average Accenture plc Class A ordinary shares in fiscal 2009 have been restated to reflect the impact of additional restricted share units issued to holders of restricted share units in connection with the payment of cash dividends.

ACCENTURE PLC

SUMMARY OF REVENUES

(In thousands of U.S. dollars)

(Unaudited)

	Three Months Ended May 31,		Percent Increase	Percent (Decrease) Increase Local
	2010	2009	U.S.$	Currency
OPERATING GROUPS
Communications & High Tech	$1,178,355	$1,155,599	2%	(3)%
Financial Services	1,149,863	1,026,946	12%	7%
Health & Public Service (1)	926,618	901,729	3%	0%
Products (1)	1,307,903	1,150,489	14%	9%
Resources	1,004,056	904,699	11%	5%
Other	4,222	5,631	n/m	n/m

TOTAL Net Revenues	5,571,017	5,145,093	8%	4%
Reimbursements	404,478	392,255	3%

TOTAL REVENUES	$5,975,495	$5,537,348	8%

GEOGRAPHY
Americas	$2,513,378	$2,264,530	11%	8%
EMEA	2,433,024	2,341,771	4%	0%
Asia Pacific	624,615	538,792	16%	3%

TOTAL Net Revenues	$5,571,017	$5,145,093	8%	4%

TYPE OF WORK
Consulting	$3,224,541	$2,954,694	9%	4%
Outsourcing	2,346,476	2,190,399	7%	3%

TOTAL Net Revenues	$5,571,017	$5,145,093	8%	4%

	Nine Months Ended May 31,		Percent (Decrease) Increase	Percent Decrease Local
	2010	2009	U.S.$	Currency
OPERATING GROUPS
Communications & High Tech	$3,447,815	$3,713,073	(7)%	(11)%
Financial Services	3,330,779	3,305,729	1%	(3)%
Health & Public Service (1)	2,724,693	2,721,132	0%	(3)%
Products (1)	3,717,538	3,731,059	0%	(4)%
Resources	2,897,528	2,937,194	(1)%	(6)%
Other	11,634	22,727	n/m	n/m

TOTAL Net Revenues	16,129,987	16,430,914	(2)%	(6)%
Reimbursements	1,131,018	1,234,605	(8)%

TOTAL REVENUES	$17,261,005	$17,665,519	(2)%

GEOGRAPHY
Americas	$6,945,686	$7,139,290	(3)%	(5)%
EMEA	7,369,893	7,629,452	(3)%	(7)%
Asia Pacific	1,814,408	1,662,172	9%	(1)%

TOTAL Net Revenues	$16,129,987	$16,430,914	(2)%	(6)%

TYPE OF WORK
Consulting	$9,276,981	$9,641,917	(4)%	(8)%
Outsourcing	6,853,006	6,788,997	1%	(3)%

TOTAL Net Revenues	$16,129,987	$16,430,914	(2)%	(6)%

n/m	= not meaningful

(1)	On September 1, 2009, the Company formed the Health & Public Service operating group by combining various healthcare-related components of its Products operating group with its Public Service operating group. Prior-period amounts have been reclassified to conform to the current-period presentation.

ACCENTURE PLC

OPERATING INCOME BY OPERATING GROUP (OG)

(In thousands of U.S. dollars)

(Unaudited)

	Three Months Ended May 31,
	2010		2009
OPERATING GROUPS	Operating Income	Operating Margin	Operating Income	Operating Margin	(Decrease) Increase
Communications & High Tech	$168,166	14%	$173,178	15%	$(5,012)
Financial Services	201,235	18%	134,384	13%	66,851
Health & Public Service (1)	74,530	8%	123,414	14%	(48,884)
Products (1)	183,780	14%	164,016	14%	19,764
Resources	176,119	18%	137,048	15%	39,071

Total	$803,830	14.4%	$732,040	14.2%	$71,790

	Nine Months Ended May 31,
	2010		2009
OPERATING GROUPS	Operating Income	Operating Margin	Operating Income	Operating Margin	(Decrease) Increase
Communications & High Tech	$454,179	13%	$504,486	14%	$(50,307)
Financial Services	581,117	17%	387,791	12%	193,326
Health & Public Service (1)	246,291	9%	386,005	14%	(139,714)
Products (1)	441,023	12%	497,826	13%	(56,803)
Resources	478,601	17%	448,171	15%	30,430

Total	$2,201,211	13.6%	$2,224,279	13.5%	$(23,068)

(1)	On September 1, 2009, the Company formed the Health & Public Service operating group by combining various healthcare-related components of its Products operating group with its Public Service operating group. Prior-period amounts have been reclassified to conform to the current-period presentation.

ACCENTURE PLC

CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars)

	May 31, 2010	August 31, 2009
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$4,312,111	$4,541,662
Short-term investments	8,094	7,904
Receivables from clients, net	2,350,493	2,251,341
Unbilled services, net	1,165,857	1,110,444
Other current assets	1,006,835	1,079,163

Total current assets	8,843,390	8,990,514

NON-CURRENT ASSETS:
Unbilled services, net	57,507	94,496
Investments	39,590	29,011
Property and equipment, net	625,534	701,144
Other non-current assets	2,351,637	2,440,569

Total non-current assets	3,074,268	3,265,220

TOTAL ASSETS	$11,917,658	$12,255,734

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt and bank borrowings	$573	$594
Accounts payable	683,094	717,379
Deferred revenues	1,688,069	1,725,179
Accrued payroll and related benefits	2,409,544	2,423,883
Other accrued liabilities	1,047,774	1,371,924

Total current liabilities	5,829,054	6,238,959

NON-CURRENT LIABILITIES:
Long-term debt	198	361
Other non-current liabilities	2,627,006	2,630,208

Total non-current liabilities	2,627,204	2,630,569

TOTAL ACCENTURE PLC SHAREHOLDERS’ EQUITY	2,996,630	2,835,221

NONCONTROLLING INTERESTS	464,770	550,985

TOTAL SHAREHOLDERS’ EQUITY	3,461,400	3,386,206

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$11,917,658	$12,255,734

ACCENTURE PLC

CONSOLIDATED CASH FLOWS STATEMENTS

(In thousands of U.S. dollars)

(Unaudited)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2010	2009	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$563,519	$536,529	$1,550,196	$1,632,170
Depreciation, amortization and asset impairments	116,314	116,377	349,730	371,009
Share-based compensation expense	107,213	120,735	326,629	342,835
Change in assets and liabilities/other, net	173,877	240,978	(386,540)	(232,626)

Net cash provided by operating activities	960,923	1,014,619	1,840,015	2,113,388

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(57,750)	(43,645)	(136,613)	(168,134)
Purchases of businesses and investments, net of cash acquired	(28,441)	(2,582)	(28,530)	(5,388)
Other investing, net	(440)	9,639	1,298	23,930

Net cash used in investing activities	(86,631)	(36,588)	(163,845)	(149,592)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of ordinary shares	148,813	129,336	391,185	341,623
Purchases of shares	(446,952)	(283,485)	(1,332,479)	(1,330,256)
Cash dividends paid	(272,706)	—	(824,148)	(378,446)
Other financing, net	22,814	(4,882)	42,822	(19,821)

Net cash used in financing activities	(548,031)	(159,031)	(1,722,620)	(1,386,900)
Effect of exchange rate changes on cash and cash equivalents	(128,901)	205,459	(183,101)	(177,197)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	197,360	1,024,459	(229,551)	399,699

CASH AND CASH EQUIVALENTS, beginning of period	4,114,751	2,978,000	4,541,662	3,602,760

CASH AND CASH EQUIVALENTS, end of period	$4,312,111	$4,002,459	$4,312,111	$4,002,459